Exhibit 5.1

June 27, 2018

NTN Buzztime, Inc.
Attn: Board of Directors
2231 Rutherford Road, Suite 200
Carlsbad, California, 92008

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by NTN Buzztime, Inc., a Delaware corporation (the “Company”), of up to an aggregate of 345,772 shares (the “Shares”) of the Company’s common stock, par value $0.005 per share (the “Common Stock”), pursuant to a shelf registration statement on Form S-3 (File No. 333-215271) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated February 2, 2017 (the “Base Prospectus”), as supplemented by the prospectus supplement dated June 27, 2018 filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”), and a Placement Agency Agreement dated June 27, 2018 by and between the Company and Roth Capital Partners, LLC (the “Placement Agency Agreement”), and a Subscription Agreement dated June 27, 2018 by and among the Company and purchasers of the Shares (the “Subscription Agreement” and together with the Placement Agency Agreement, the “Transaction Agreements”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold pursuant to the Transaction Agreements, in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to a Current Report of the Company on Form 8-K and the reference to us under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Respectfully,

/s/ Breakwater Law Group, LLP